Exhibit 3.16
CERTIFICATE OF FORMATION

OF

QPP PARENT LLC
This Certificate of Formation of QPP Parent LLC (the “Company”) is being duly executed and filed by Quicksilver Resources Inc., as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).
FIRST: The name of the limited liability company formed hereby is QPP Parent LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 13th day of June, 2012.

QUICKSILVER RESOURCES INC.
By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

[Signature Page to QPP Parent Certificate of Formation]